ACCESS NEWS

Contact: Company                                   Contact: Investor Relations
Stephen B. Thompson                                       Donald C. Weinberger
Vice President & CFO                              Wolfe Axelrod Weinberger LLC
(214) 905-5100                                                  (212) 370-4500

                     ACCESS PHARMACEUTICALS RECEIVES
                        NOTICE OF AMEX DELISTING

DALLAS, TEXAS, January 31, 2006, ACCESS PHARMACEUTICALS, INC. (AMEX: AKC) today announced its receipt of an American Stock Exchange ("AMEX") Listing Qualifications Department determination denying the Company's appeal of an AMEX Staff Determination on December 12, 2005 which found that the Company failed to comply with AMEX's continued listing standards due to losses from continuing operations and/or net losses in two of its most recent fiscal years with shareholders' equity of less than $2 million, as set forth in Section 1003(a)(i) of the AMEX "Company Guide"; due to losses from continuing operations and/or net losses in three of its most recent fiscal years with shareholders' equity of less than $4 million, as set forth in Section 1003(a)(ii) of the Company Guide; and due to losses from continuing operations and/or net losses in four of its most recent fiscal years with shareholders' equity of less than $6 million, as set forth in Section 1003(a)(iii) of the Company Guide. As a result, Access Pharmaceuticals, Inc.'s common stock is expected to be delisted from AMEX effective with the open of business on Wednesday, February 1, 2006.

Access Pharmaceuticals, Inc.'s quotation for its common stock is expected to appear in the


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Access Pharmaceuticals, inc.
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"Pink Sheets" under the trading symbol "AKCA" on or about February 1,
2006. Access also expects that its common stock will be quoted in the future on the OTC Bulletin Board, provided that a market maker files the necessary application with the NASD and such application is cleared.

While the delisting determination is obviously disappointing, we continue to actively seek to close a financing, merger or licensing option.

Access Pharmaceuticals, Inc. is an emerging pharmaceutical company developing unique polymer linked cytotoxics for use in the treatment of cancer. Its lead product AP5346 is in Phase II clinical testing. The Company also has other advanced drug delivery technologies including vitamin-mediated targeted delivery and oral drug delivery.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties, including but not limited to statements made relating to our listing on the American Stock Exchange, our expected quotation in the Pink Sheets and possible future quotation on the OTC Bulletin Board as well as our activity seeking financing, merger or licensing. These statements are subject to numerous risks, including but not limited to the risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, Quarterly Report on Form 10-
Q for the quarter ended September 30, 2005 and other reports filed by us with the Securities and Exchange Commission.


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